Exhibit 99

NEWS

CONTACT: Felicia Farrar McLemore
(301) 380-2702
felicia.mclemore@marriott.com

MARRIOTT INTERNATIONAL REPORTS SECOND QUARTER 2017 RESULTS HIGHLIGHTS

•
Second quarter reported diluted EPS totaled $1.08, a 13 percent increase over prior year results. Second quarter adjusted diluted EPS totaled $1.13, a 35 percent increase over second quarter 2016 combined results. Adjusted 2017 second quarter results exclude merger-related adjustments. Combined 2016 second quarter results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015;

•	Worldwide comparable systemwide constant dollar RevPAR rose 2.2 percent in the 2017 second quarter, while North American comparable systemwide constant dollar RevPAR rose 0.9 percent;

•	The company added roughly 16,000 rooms during the second quarter, including nearly 2,300 rooms converted from competitor brands and more than 5,900 rooms in international markets;

•	At quarter-end, Marriott’s worldwide development pipeline increased to more than 440,000 rooms, including roughly 42,000 rooms approved, but not yet subject to signed contracts;

•
Second quarter reported net income totaled $414 million, a 68 percent increase over prior year results. Second quarter adjusted net income totaled $432 million, a 30 percent increase over prior year combined results;

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $834 million in the quarter, a 69 percent increase over second quarter 2016 adjusted EBITDA and an 8 percent increase over second quarter 2016 combined adjusted EBITDA;

•
Marriott repurchased 7.3 million shares of the company’s common stock for $725 million during the second quarter. Year-to-date through August 4, the company repurchased 16.0 million shares for $1.5 billion.

BETHESDA, MD - August 7, 2017 - Marriott International, Inc. (NASDAQ: MAR) today reported second quarter 2017 results.

On September 23, 2016, Marriott completed its acquisition of Starwood Hotels & Resorts Worldwide (Starwood). The discussion in the first section below reflects reported results for the second quarter in accordance with US generally accepted accounting principles (GAAP). To further assist investors, the company is also providing (a) adjusted results that exclude merger-related adjustments; and (b) combined financials and selected performance information for 2016 that assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015, but use the estimated fair value of assets and liabilities as of the actual closing date of the acquisition. Combined results also reflect other adjustments as described below. Throughout this press release, the business associated with brands that were in Marriott’s portfolio before the Starwood acquisition are referred to as “Legacy-Marriott”, while the Starwood business and brands that the company acquired are referred to as “Legacy-Starwood.”

Branding fees from credit cards and residential sales are reported in the Franchise fees line on the income statement. Prior to the first quarter of 2017, those fees were reported in Owned, leased and other revenue. Reported results for the 2016 second quarter on page A-1 and combined results on page A-3 have been reclassified to conform to the current reporting.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “We posted solid performance in the second quarter of 2017. Worldwide comparable systemwide constant dollar RevPAR increased more than 2 percent with particularly strong transient demand in the Europe and Asia Pacific regions.  Strong RevPAR in London, Shanghai and Barcelona reflected surging demand for those markets.  In North America, systemwide occupancy exceeded 78 percent and Hawaii, Orlando, Toronto and Montreal reported robust RevPAR gains.

“Worldwide house profit margins for company-operated hotels increased 50 basis points in the quarter, exceeding 39 percent, benefiting from higher RevPAR and synergies from the Starwood acquisition.

“Integration of the Starwood transaction is on track.  We’ve rolled out guestVoice to measure guest feedback, introduced SPG Mobile check-in and check-out in North America, and achieved procurement and OTA cost savings.

“While integrating, we are also innovating.  Today, we announced a joint venture agreement with Alibaba, the largest e-commerce platform in the world with over 500 million active mobile users, to develop a travel storefront that leverages Alibaba’s digital travel platform, retail expertise, and digital payment platform, Alipay. We expect that this joint venture will increase Chinese travel to our hotels worldwide, grow membership of our loyalty programs and reduce our distribution costs.

“We remain committed to delivering outstanding profit growth and maximizing total shareholder returns.  Year-to-date, we’ve repurchased 16.0 million shares for approximately $1.5 billion and we expect to return roughly $2.5 billion to our shareholders through share repurchases and dividends in 2017.”

Second Quarter 2017 GAAP - Financial Results As Reported
Marriott reported net income totaled $414 million in the 2017 second quarter, a 68 percent increase over 2016 second quarter net income of $247 million. Reported diluted earnings per share (EPS) was $1.08 in the quarter, a 13 percent increase from diluted EPS of $0.96 in the year-ago quarter.

Base management and franchise fees totaled $701 million in the 2017 second quarter, compared to $459 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to the Starwood acquisition, higher RevPAR, unit growth, higher relicensing fees and an increase in branding fees.

Second quarter worldwide incentive management fees increased to $148 million, compared to $94 million in the year-ago quarter. The year-over-year increase was largely attributable to the Starwood acquisition and higher net house profit at many properties.

Owned, leased, and other revenue, net of direct expenses, totaled $103 million in the 2017 second quarter, compared to $34 million in the year-ago quarter.  The year-over-year increase is primarily attributable to the Starwood acquisition and $5 million of business interruption proceeds.

Depreciation, amortization, and other expenses totaled $85 million in the second quarter, compared to $30 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition, including $18 million of purchase accounting revisions, $6 million of which was related to the second quarter and $12 million of which would have been recognized in prior periods had the revisions been included in the original purchase accounting on the acquisition date.

General, administrative, and other expenses for the 2017 second quarter totaled $226 million, compared to $154 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition, inclusive of general administrative cost savings from combined company synergies and higher incentive compensation expense.

Gains and other income, net, increased $25 million year-over-year in the 2017 second quarter, largely reflecting a $24 million gain on the sale of the Charlotte Marriott City Center.

Interest expense, net, totaled $65 million in the second quarter compared to $50 million in the year-ago quarter. The increase largely reflects a higher commercial paper balance and related interest rate, higher Senior Note balances due to debt assumed in the Starwood acquisition, which the company subsequently exchanged for new Marriott Senior Notes, and net higher interest on Senior Notes due to issuances and maturities, partially offset by $11 million of transition and transaction costs related to the Starwood acquisition incurred in the 2016 second quarter.

Equity in earnings for the 2017 second quarter totaled $12 million, compared to $5 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition.

The provision for income taxes totaled $178 million in the second quarter, a 30.1 percent effective tax rate, compared to $97 million in the year-ago quarter, a 28.2 percent effective tax rate. The provision for the second quarter of 2017 includes a $13 million tax benefit resulting from the adoption of Accounting Standards Update 2016-09 (“ASU 2016-09”), which changes the GAAP reporting of excess tax benefits associated with employee stock-based compensation, as well as $11 million of net favorable discrete tax items. The provision for the second quarter of 2016 included $10 million of net favorable discrete tax items.

For the second quarter, adjusted EBITDA totaled $834 million, a 69 percent increase over second quarter 2016 adjusted EBITDA of $494 million. See page A-12 for the adjusted EBITDA calculation.

Second Quarter 2017 Financial Results As Adjusted Compared to Second Quarter 2016 Combined Financial Results
This information is being presented to allow shareholders to more easily compare the 2017 second quarter adjusted results with the combined results for the second quarter of 2016. The combined results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015, but use the estimated fair value of assets and liabilities as of the actual closing date of the acquisition.

Combined results for the 2016 second quarter discussed in this section make the following assumptions: (1) removes merger-related adjustments; (2) removes a $91 million loss on cumulative translation adjustment related to Starwood's disposition of a hotel property in the 2016 second quarter; (3) adjusts income taxes to reflect the company's combined 2016 effective tax rate of 32.5 percent; (4) adjusts weighted average shares outstanding to include shares issued to Starwood shareholders; and (5) adjusts debt to reflect borrowing on the Credit Facility and issuance of Series Q and R Notes on January 1, 2015. Adjusted results for the 2017 second quarter exclude merger-related adjustments. See page A-3 for the calculation of adjusted results, as well as combined results for the year-ago quarter.

Second quarter 2017 adjusted net income totaled $432 million, a 30 percent increase over 2016 second quarter combined net income of $333 million. Adjusted net income for the second quarter of 2017 excludes $26 million ($18 million after-tax) of merger-related adjustments. Adjusted diluted EPS in the second quarter totaled $1.13, a 35 percent increase from combined diluted EPS of $0.84 in the year-ago quarter.

Base management and franchise fees totaled $701 million in the second quarter of 2017, an 8 percent increase over combined base management and franchise fees of $652 million in the year-ago quarter. The year-over-year increase largely reflects higher RevPAR, unit growth, higher relicensing fees and an increase in branding fees, partially offset by unfavorable foreign exchange.

Second quarter incentive management fees increased to $148 million, compared to combined fees of $136 million in the 2016 second quarter. The year-over-year increase was largely due to higher net house profit at many properties worldwide.

Adjusted owned, leased, and other revenue, net of direct expenses, totaled $102 million, compared to combined revenue, net of expenses of $115 million in the year-ago quarter. The adjusted year-over-year decrease largely reflects the impact of hotels previously sold and lower results in New York, partially offset by $5 million of business interruption proceeds and stronger results at other owned and leased hotels. Combined revenue, net of expenses for the second quarter of 2016 included $18 million of results from hotels subsequently sold.

General, administrative, and other expenses for the 2017 second quarter totaled $226 million, compared to combined expenses of $247 million in the year-ago quarter. The decrease in expenses year-over-year was largely due to general administrative cost savings.

Gains and other income, net, totaled $25 million in the 2017 second quarter, compared to $23 million of combined losses and other income, net, in the 2016 second quarter. Results in the 2017 second quarter include a $24 million gain on the sale of the Charlotte Marriott City Center. Results in the 2016 quarter include a $24 million impairment of the Sheraton Paris Airport.

Interest expense, net, totaled $65 million in the second quarter, compared to combined net expense of $70 million in the year-ago quarter. The decrease was largely due to the maturity of Series H Senior Notes.

The adjusted provision for income taxes totaled $186 million in the second quarter, a 30.1 percent effective rate, compared to the combined provision for taxes of $161 million in the 2016 second quarter, a 32.6 percent effective rate. The adjusted provision for the second quarter of 2017 includes a $9 million tax benefit resulting from the adoption of ASU 2016-09, as well as $11 million of net favorable discrete tax items. The combined provision for the second quarter of 2016 included $10 million of net favorable discrete tax items.

For the second quarter, adjusted EBITDA totaled $834 million, an 8 percent increase over second quarter 2016 combined adjusted EBITDA of $773 million. Combined adjusted EBITDA for the second quarter of 2016 included $18 million of results from hotels subsequently sold. See page A-12 for the adjusted EBITDA and combined adjusted EBITDA calculations.

Second Quarter 2017 Financial Results Compared to May 8, 2017 Guidance
On May 8, 2017, the company estimated total fee revenue for the second quarter would be $820 million to $835 million. Actual total fee revenue of $849 million in the quarter was higher than estimated, largely reflecting better than expected branding fees and relicensing fees. Incentive fees in the North America, Europe and Asia Pacific regions also exceeded expectations.

Marriott estimated owned, leased, and other revenue, net of direct expenses, for the second quarter would total approximately $90 million. Actual adjusted results of $102 million in the quarter were higher than estimated, largely due to $3 million of termination fees, $5 million of business interruption proceeds and better than expected results at several owned and leased hotels.

The company estimated depreciation, amortization, and other expenses for the second quarter would total approximately $65 million. Actual adjusted expenses of $79 million in the quarter were higher than expected, largely due to $12 million of purchase accounting revisions, $6 million of which was related to the second quarter and $6 million of which would have been recognized in the first quarter had the revisions been included in the original purchase accounting on the acquisition date.

The company estimated gains and other income for the second quarter would total approximately $0 million. Actual gains of $25 million in the quarter were higher than expected, largely due to a $24 million gain on the sale of the Charlotte Marriott City Center.

The company estimated adjusted EBITDA for the second quarter would total $795 million to $815 million. Actual adjusted EBITDA of $834 million was higher than expected due to strong fee revenue and owned, leased and other revenues, net of direct expenses.

Selected Performance Information
Combined information for the 2016 second quarter presented in this section assumes Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

The company added 100 new properties (15,573 rooms) to its worldwide lodging portfolio during the 2017 second quarter, including The Ritz-Carlton, Astana in Kazakhstan, the W Shanghai - The Bund, and the Fairfield by Marriott Nanning Nanhu Park, the first Fairfield in China. Seven properties (1,090 rooms) exited the system during the quarter. At quarter-end, Marriott’s lodging system encompassed 6,254 properties and timeshare resorts with nearly 1,218,000 rooms.

At quarter-end, the company’s worldwide development pipeline totaled 2,597 properties with more than 440,000 rooms, including 957 properties with approximately 175,000 rooms under construction and 229 properties with roughly 42,000 rooms approved for development, but not yet subject to signed contracts.

In the 2017 second quarter, worldwide comparable systemwide constant dollar RevPAR increased 2.2 percent (a 1.4 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 0.9 percent (a 0.8 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 5.8 percent (a 3.1 percent increase using actual dollars) for the same period. These RevPAR growth statistics compare the second quarter of 2017 to combined comparable systemwide RevPAR for the second quarter of 2016.

In the 2017 second quarter, 64 percent of worldwide company-managed hotels earned incentive management fees. In North America, 57 percent of company-managed hotels earned incentive management fees in the quarter, while 70 percent of company-managed hotels outside North America earned incentive management fees. In addition, the company earned 56 percent of its incentive management fees in the 2017 second quarter at properties outside North America.

Worldwide comparable company-operated house profit margins increased 50 basis points in the second quarter, largely due to higher RevPAR and synergies from the Starwood acquisition, including procurement savings. House profit margins for comparable company-operated properties outside North America rose 140 basis points, while North American comparable company-operated house profit margins declined 10 basis points in the second quarter. These house profit margin statistics compare the second quarter of 2017 to combined comparable company-operated house profit margins for the second quarter of 2016.

Balance Sheet
At quarter-end, Marriott’s total debt was $8,313 million and cash balances totaled $498 million, compared to $8,506 million in debt and $858 million of cash at year-end 2016.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate reported diluted EPS totaled 383.0 million in the 2017 second quarter, compared to 258.0 million shares in the year-ago quarter. Weighted average fully diluted shares outstanding used to calculate combined diluted EPS totaled 394.6 million in the 2016 second quarter.

The company repurchased 7.3 million shares of common stock in the second quarter at a cost of $725 million at an average price of $98.62. Year-to-date through August 4, the company has repurchased 16.0 million shares for $1.5 billion at an average price of $93.84.

OUTLOOK
The following outlook for the third quarter, fourth quarter and full year 2017 does not include merger-related adjustments, which the company cannot accurately forecast, but are likely to be more than $125 million on a full-year basis.

Branding fees from credit cards and residential sales are reported in the Franchise fees line on the income statement. Prior to the first quarter of 2017, those fees were reported in Owned, leased and other revenue. In 2016, combined fees from credit cards and residential sales totaled $48 million in the third quarter, $60 million in the fourth quarter and $210 million for the full year. Application fees, relicensing fees and timeshare royalties will continue to be included in the Franchise fees line. Comparisons to prior year combined results throughout this Outlook section reflect this change in reporting. On February 15, 2017, the company issued further schedules setting forth combined quarterly and full year combined financial information for both 2015 and 2016 that reflect this change in presentation, and included those schedules in a Form 8-K filed on that date. Those schedules are available on Marriott’s Investor Relations website at http://www.marriott.com/investor.

For the 2017 third quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis for the combined company will be roughly flat in North America. The company’s guidance for third quarter RevPAR growth in North America reflects the shift of the Jewish holidays, which fall in the third quarter of 2017 compared to the fourth quarter of 2016, as well as the Fourth of July shift to mid-week year-over-year. The company expects third quarter comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 3 to 5 percent outside North America and 1 to 2 percent worldwide.

The company assumes third quarter total fee revenue will total $810 million to $825 million. These fee revenue estimates reflect about $5 million of unfavorable foreign exchange.

Marriott expects third quarter 2017 owned, leased, and other revenue, net of direct expenses, could total approximately $75 million. This estimate reflects the negative impact of hotels previously sold. The company expects that owned, leased results in the third quarter will be constrained by tough comparisons to the 2016 Olympics.

Marriott expects third quarter 2017 adjusted EBITDA could total $770 million to $790 million, reflecting tough comparisons caused by the Olympics and the shift in the Jewish holidays year-over-year. This estimate reflects the negative impact of hotels previously sold. See page A-13 for the adjusted EBITDA calculation.

For the 2017 fourth quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 1 to 3 percent in North America, 2 to 4 percent outside North America and 1 to 3 percent worldwide.

The company assumes fourth quarter total fee revenue will total $804 million to $849 million. These fee revenue estimates reflect about $5 million of unfavorable foreign exchange.

Marriott expects fourth quarter 2017 owned, leased, and other revenue, net of direct expenses, could total approximately $97 million. This estimate reflects the negative impact of hotels previously sold.

For the full year 2017, Marriott expects comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 1 to 2 percent in North America, 3 to 5 percent outside North America and 1 to 3 percent worldwide.

For the combined company, Marriott anticipates net room additions of 6 percent for full year 2017.

The company assumes full year 2017 total fee revenue will total $3,245 million to $3,305 million. Compared to the total fee revenue estimates the company provided on May 8, these fee revenue estimates reflect the better than expected fees in the second quarter.

Marriott expects full year 2017 owned, leased, and other revenue, net of direct expenses, could total approximately $355 million. This estimate reflects the negative impact of hotels previously sold. Compared to the owned, leased and other revenue, net of direct expenses, estimates the company provided on May 8, these estimates reflect the $5 million of business interruption proceeds and $3 million of termination fees received in the second quarter.

The company anticipates depreciation, amortization, and other expenses will total approximately $290 million for full year 2017. Compared to the estimate the company provided on May 8, this forecast reflects updated purchase accounting.

Marriott expects full year 2017 adjusted EBITDA could total $3,131 million to $3,201 million. This estimate reflects the negative impact of hotels previously sold. See page A-14 for the adjusted EBITDA calculation.

	Third Quarter 2017	Fourth Quarter 2017	Full Year 2017
Total fee revenue[1]	$810 million to $825 million	$804 million to $849 million	$3,245 million to $3,305 million
Owned, leased and other revenue, net of direct expenses[1]	Approx. $75 million	Approx. $97 million	Approx. $355 million
Depreciation, amortization, and other expenses	Approx. $70 million	Approx. $73 million	Approx. $290 million
General, administrative, and other expenses	$215 million to $220 million	$229 million to $234 million	$880 million to $890 million
Operating income	$595 million to $615 million	$594 million to $644 million	$2,420 million to $2,490 million
Gains and other income	Approx. $0 million	Approx. $0 million	Approx. $25 million
Net interest expense[2]	Approx. $60 million	Approx. $67 million	Approx. $255 million
Equity in earnings (losses)	Approx. $5 million	Approx. $7 million	Approx. $35 million
Earnings per share[3]	$0.96 to $0.99	$0.96 to $1.05	$4.06 to $4.18
Tax rate[4]	33.0 percent	33.0 percent	30.5 percent

[1]
Beginning in the first quarter of 2017, the company reports credit card and residential branding fees in Franchise fees revenue. Prior to first quarter of 2017, those fees were reported in Owned, leased and other revenue. Combined credit card and residential branding fees totaled $48 million in Third Quarter 2016, $60 million in the Fourth Quarter of 2016 and $210 million for Full Year 2016.

[2]	Net of interest income

[3]	Guidance for Full Year 2017 EPS includes the $0.12 expected favorable impact from the adoption of ASU 2016-09.

[4]
The tax rate guidance for Full Year 2017 includes the $46 million benefit from the adoption of ASU 2016-09, but does not include the impact of merger-related adjustments that have been or may be made. Without the benefit from adoption of ASU 2016-09, the anticipated tax rate for Full Year 2017 would be 33.0 percent.

The company expects investment spending in 2017 will total approximately $500 million to $700 million, including approximately $175 million for maintenance capital. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no additional asset sales, roughly $2.5 billion could be returned to shareholders through share repurchases and dividends in 2017.

The company plans to continue to disclose adjusted results and EBITDA that exclude merger-related costs and charges arising from the Starwood acquisition.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Monday, August 7, 2017 at 5:30 p.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until August 7, 2018.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 44478190. A telephone replay of the conference call will be available from 8:30 p.m. ET, Monday, August 7, 2017 until 8 p.m. ET, Monday, August 14, 2017. To access the replay, call 404-537-3406. The conference ID for the recording is 44478190.
Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including RevPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and the extent to which we are able to successfully integrate Starwood, manage our expanded operations, and realize the anticipated benefits of combining Starwood and Marriott. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of August 7, 2017. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,200 properties in 125 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
SECOND QUARTER 2017 AND 2016
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	June 30, 2017	June 30, 2016	Reported 2017 vs. 2016
REVENUES
Base management fees	$285	$186	53
Franchise fees [1]	416	273	52
Incentive management fees	148	94	57
Total Fees	849	553	54
Owned, leased, and other revenue [2]	458	207	121
Cost reimbursements [3]	4,488	3,142	43
Total Revenues	5,795	3,902	49

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	355	173	(105)
Reimbursed costs	4,488	3,142	(43)
Depreciation, amortization, and other [5]	85	30	(183)
Merger-related costs and charges	21	14	(50)
General, administrative, and other [6]	226	154	(47)
Total Expenses	5,175	3,513	(47)

OPERATING INCOME	620	389	59

Gains and other income, net [7]	25	—	*
Interest expense	(73)	(57)	(28)
Interest income	8	7	14
Equity in earnings [8]	12	5	140
INCOME BEFORE INCOME TAXES	592	344	72
Provision for income taxes	(178)	(97)	(84)
NET INCOME	$414	$247	68

EARNINGS PER SHARE
Earnings per share - basic	$1.09	$0.97	12
Earnings per share - diluted	$1.08	$0.96	13

Basic Shares	378.5	254.3
Diluted Shares	383.0	258.0

* Calculated percentage is not meaningful.

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
SECOND QUARTER YEAR-TO-DATE 2017 AND 2016
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Six Months Ended	Six Months Ended	Better/(Worse)
	June 30, 2017	June 30, 2016	Reported 2017 vs. 2016
REVENUES
Base management fees	$549	$358	53
Franchise fees [1]	781	523	49
Incentive management fees	301	195	54
Total Fees	1,631	1,076	52
Owned, leased, and other revenue [2]	897	411	118
Cost reimbursements [3]	8,828	6,187	43
Total Revenues	11,356	7,674	48

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	713	339	(110)
Reimbursed costs	8,828	6,187	(43)
Depreciation, amortization, and other [5]	150	61	(146)
Merger-related costs and charges	72	22	(227)
General, administrative, and other [6]	436	309	(41)
Total Expenses	10,199	6,918	(47)

OPERATING INCOME	1,157	756	53

Gains and other income, net [7]	25	—	*
Interest expense	(143)	(104)	(38)
Interest income	15	13	15
Equity in earnings [8]	23	5	360
INCOME BEFORE INCOME TAXES	1,077	670	61
Provision for income taxes	(298)	(204)	(46)
NET INCOME	$779	$466	67

EARNINGS PER SHARE
Earnings per share - basic	$2.04	$1.83	11
Earnings per share - diluted	$2.02	$1.80	12

Basic Shares	381.7	254.3
Diluted Shares	386.5	258.7

* Calculated percentage is not meaningful.

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
ADJUSTED/COMBINED STATEMENTS OF INCOME
SECOND QUARTER ADJUSTED 2017 COMPARED TO COMBINED 2016
(in millions except per share amounts, unaudited)

					Percent
	As Reported	Less:	As Adjusted**	Combined [10] **	Better/(Worse)
	Three Months Ended	Merger-related	Three Months Ended	Three Months Ended	Adjusted 2017 vs.
	June 30, 2017	Adjustments [9]	June 30, 2017	June 30, 2016	Combined 2016
REVENUES
Base management fees	$285	$—	$285	$281	1
Franchise fees [1]	416	—	416	371	12
Incentive management fees	148	—	148	136	9
Total Fees	849	—	849	788	8
Owned, leased, and other revenue [2]	458	—	458	505	(9)
Cost reimbursements [3]	4,488	—	4,488	4,505	—
Total Revenues	5,795	—	5,795	5,798	—

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	355	(1)	356	390	9
Reimbursed costs	4,488	—	4,488	4,505	—
Depreciation, amortization, and other [5]	85	6	79	79	—
Merger-related costs and charges	21	21	—	—	—
General, administrative, and other [6]	226	—	226	247	9
Total Expenses	5,175	26	5,149	5,221	1

OPERATING INCOME / (LOSS)	620	(26)	646	577	12

Gains (losses) and other income, net [7]	25	—	25	(23)	209
Interest expense	(73)	—	(73)	(79)	8
Interest income	8	—	8	9	(11)
Equity in earnings [8]	12	—	12	10	20
INCOME / (LOSS) BEFORE INCOME TAXES	592	(26)	618	494	25
(Provision) benefit for income taxes	(178)	8	(186)	(161)	(16)
NET INCOME / (LOSS)	$414	$(18)	$432	$333	30

EARNINGS PER SHARE
Earnings per share - basic	$1.09		$1.14	$0.85	34
Earnings per share - diluted	$1.08		$1.13	$0.84	35

Basic Shares	378.5		378.5	389.9
Diluted Shares	383.0		383.0	394.6

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for more information about these non-GAAP measures

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains (losses) and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[9]	The adjusted consolidated statements of income are presented before the impact of merger-related adjustments.

[10]
For basis of presentation of 2016 combined financial information, see the Form 8-K relating to our unaudited combined financial information that we filed with the U.S Securities and Exchange Commission on February 15, 2017.

MARRIOTT INTERNATIONAL, INC.
ADJUSTED/COMBINED STATEMENTS OF INCOME
SECOND QUARTER YEAR-TO-DATE ADJUSTED 2017 COMPARED TO COMBINED 2016
(in millions except per share amounts, unaudited)

					Percent
	As Reported	Less:	As Adjusted**	Combined [10] **	Better/(Worse)
	Six Months Ended	Merger-related	Six Months Ended	Six Months Ended	Adjusted 2017 vs.
	June 30, 2017	Adjustments [9]	June 30, 2017	June 30, 2016	Combined 2016
REVENUES
Base management fees	$549	$—	$549	$538	2
Franchise fees [1]	781	—	781	704	11
Incentive management fees	301	—	301	286	5
Total Fees	1,631	—	1,631	1,528	7
Owned, leased, and other revenue [2]	897	—	897	956	(6)
Cost reimbursements [3]	8,828	—	8,828	8,889	(1)
Total Revenues	11,356	—	11,356	11,373	—

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	713	(1)	714	755	5
Reimbursed costs	8,828	—	8,828	8,889	1
Depreciation, amortization, and other [5]	150	3	147	161	9
Merger-related costs and charges	72	72	—	—	—
General, administrative, and other [6]	436	—	436	493	12
Total Expenses	10,199	74	10,125	10,298	2

OPERATING INCOME / (LOSS)	1,157	(74)	1,231	1,075	15

Gains (Losses) and other income, net [7]	25	—	25	(30)	183
Interest expense	(143)	—	(143)	(157)	9
Interest income	15	—	15	17	(12)
Equity in earnings [8]	23	—	23	19	21
INCOME / (LOSS) BEFORE INCOME TAXES	1,077	(74)	1,151	924	25
(Provision) benefit for income taxes	(298)	26	(324)	(301)	(8)
NET INCOME / (LOSS)	$779	$(48)	$827	$623	33

EARNINGS PER SHARE
Earnings per share - basic	$2.04		$2.17	$1.60	36
Earnings per share - diluted	$2.02		$2.14	$1.58	35

Basic Shares	381.7		381.7	390.0
Diluted Shares	386.5		386.5	395.1

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for more information about these non-GAAP measures

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains (losses) and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[9]	The adjusted consolidated statements of income are presented before the impact of merger-related adjustments.

[10]
For basis of presentation of 2016 combined financial information, see the Form 8-K relating to our unaudited combined financial information that we filed with the U.S Securities and Exchange Commission on February 15, 2017.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2017

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	824	250,300	1,014	276,405	1,838	526,705
JW Marriott Hotels	15	9,699	47	18,925	62	28,624
The Ritz-Carlton Hotels	39	11,413	53	14,832	92	26,245
The Ritz-Carlton Residences	34	4,538	9	625	43	5,163
The Ritz-Carlton Serviced Apartments			5	697	5	697
W Hotels	26	7,974	23	5,363	49	13,337
Luxury Collection	5	2,294	47	8,272	52	10,566
St. Regis	9	1,725	30	6,931	39	8,656
EDITION Hotels	2	567	2	699	4	1,266
EDITION Residences	1	25			1	25
Bulgari Hotels & Resorts			2	117	2	117
Bulgari Residences			1	5	1	5
Marriott Hotels	130	68,336	158	46,114	288	114,450
Sheraton	31	23,600	187	63,993	218	87,593
Westin	47	25,332	67	21,529	114	46,861
Renaissance Hotels	27	11,829	50	16,188	77	28,017
Le Meridien	4	720	74	20,760	78	21,480
Autograph Collection Hotels	3	1,065	7	1,527	10	2,592
Delta Hotels and Resorts	25	6,764			25	6,764
Gaylord Hotels	5	8,108			5	8,108
Marriott Executive Apartments			28	4,195	28	4,195
Tribute Portfolio			3	515	3	515
Courtyard	255	40,741	78	16,463	333	57,204
Residence Inn	112	16,900	5	517	117	17,417
Fairfield Inn & Suites	6	1,432	12	1,824	18	3,256
SpringHill Suites	30	4,854			30	4,854
Four Points	1	134	59	14,598	60	14,732
TownePlace Suites	15	1,740			15	1,740
Aloft	1	330	27	6,618	28	6,948
Protea Hotels			36	4,220	36	4,220
Element	1	180	3	769	4	949
Moxy			1	109	1	109
Franchised	3,721	542,269	428	92,221	4,149	634,490
JW Marriott Hotels	10	4,469	7	1,742	17	6,211
The Ritz-Carlton Hotels	1	429			1	429
The Ritz-Carlton Residences	1	55			1	55
Luxury Collection	9	1,891	36	6,757	45	8,648
Bulgari Hotels & Resorts			1	85	1	85
Marriott Hotels	209	65,216	43	12,453	252	77,669
Sheraton	161	47,765	58	16,743	219	64,508
Westin	77	25,460	25	7,749	102	33,209
Renaissance Hotels	58	16,430	26	7,168	84	23,598
Le Meridien	16	3,759	13	3,305	29	7,064
Autograph Collection Hotels	67	15,008	41	10,181	108	25,189
Delta Hotels and Resorts	18	4,662			18	4,662
Tribute Portfolio	14	4,641	7	515	21	5,156
Courtyard	705	93,870	57	10,841	762	104,711
Residence Inn	623	73,366	2	200	625	73,566
Fairfield Inn & Suites	852	77,737	3	595	855	78,332
SpringHill Suites	343	39,367			343	39,367
Four Points	136	20,777	40	6,355	176	27,132
TownePlace Suites	305	30,476			305	30,476
Aloft	90	13,160	12	1,928	102	15,088
Protea Hotels			47	3,437	47	3,437
Element	24	3,437	2	293	26	3,730
Moxy Hotels	2	294	8	1,874	10	2,168

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2017

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	31	9,606	37	10,025	68	19,631
JW Marriott Hotels			1	496	1	496
The Ritz-Carlton Hotels			2	553	2	553
W Hotels	1	509	2	665	3	1,174
Luxury Collection			3	465	3	465
St. Regis	1	238	1	160	2	398
Marriott Hotels	3	1,664	5	1,625	8	3,289
Sheraton	3	2,671	6	2,867	9	5,538
Westin	1	1,073	1	246	2	1,319
Renaissance Hotels	1	310	3	749	4	1,059
Tribute Portfolio	1	135			1	135
Courtyard	19	2,814	3	644	22	3,458
Residence Inn	1	192	1	140	2	332
Protea Hotels			9	1,415	9	1,415
Unconsolidated Joint Ventures	19	3,315	93	11,744	112	15,059
Autograph Collection Hotels			5	348	5	348
AC Hotels by Marriott	19	3,315	88	11,396	107	14,711
Timeshare*	69	17,953	18	3,770	87	21,723
Marriott Vacations Worldwide	50	11,101	14	2,355	64	13,456
Vistana	19	6,852	4	1,415	23	8,267
Grand Total	4,664	823,443	1,590	394,165	6,254	1,217,608

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2017

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	154	45,826	272	67,389	426	113,215
JW Marriott Hotels	25	14,168	55	21,163	80	35,331
The Ritz-Carlton Hotels	40	11,842	55	15,385	95	27,227
The Ritz-Carlton Residences	35	4,593	9	625	44	5,218
The Ritz-Carlton Serviced Apartments			5	697	5	697
W Hotels	27	8,483	25	6,028	52	14,511
Luxury Collection	14	4,185	86	15,494	100	19,679
St. Regis	10	1,963	31	7,091	41	9,054
EDITION Hotels	2	567	2	699	4	1,266
EDITION Residences	1	25			1	25
Bulgari Hotels & Resorts			3	202	3	202
Bulgari Residences			1	5	1	5
Full Service	901	334,548	807	238,770	1,708	573,318
Marriott Hotels	342	135,216	206	60,192	548	195,408
Sheraton	195	74,036	251	83,603	446	157,639
Westin	125	51,865	93	29,524	218	81,389
Renaissance Hotels	86	28,569	79	24,105	165	52,674
Le Meridien	20	4,479	87	24,065	107	28,544
Autograph Collection Hotels	70	16,073	53	12,056	123	28,129
Delta Hotels and Resorts	43	11,426			43	11,426
Gaylord Hotels	5	8,108			5	8,108
Marriott Executive Apartments			28	4,195	28	4,195
Tribute Portfolio	15	4,776	10	1,030	25	5,806
Limited Service	3,540	425,116	493	84,236	4,033	509,352
Courtyard	979	137,425	138	27,948	1,117	165,373
Residence Inn	736	90,458	8	857	744	91,315
Fairfield Inn & Suites	858	79,169	15	2,419	873	81,588
SpringHill Suites	373	44,221			373	44,221
Four Points	137	20,911	99	20,953	236	41,864
TownePlace Suites	320	32,216			320	32,216
Aloft	91	13,490	39	8,546	130	22,036
AC Hotels by Marriott	19	3,315	88	11,396	107	14,711
Protea Hotels			92	9,072	92	9,072
Element	25	3,617	5	1,062	30	4,679
Moxy Hotels	2	294	9	1,983	11	2,277
Timeshare*	69	17,953	18	3,770	87	21,723
Marriott Vacations Worldwide	50	11,101	14	2,355	64	13,456
Vistana	19	6,852	4	1,415	23	8,267
Grand Total	4,664	823,443	1,590	394,165	6,254	1,217,608
* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended June 30, 2017 and June 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$87.83	8.1%	71.2%	6.6%	pts.	$123.39	-2.0%
Rest of Asia Pacific	$108.86	6.5%	71.9%	2.9%	pts.	$151.34	2.2%
Asia Pacific	$95.14	7.5%	71.4%	5.3%	pts.	$133.18	-0.6%

Caribbean & Latin America	$131.89	7.6%	66.1%	3.0%	pts.	$199.54	2.8%
Europe	$146.45	6.5%	77.5%	1.3%	pts.	$189.00	4.7%
Middle East & Africa	$96.96	2.4%	61.9%	1.4%	pts.	$156.66	0.2%
Other International[1]	$126.75	5.6%	70.0%	1.6%	pts.	$181.07	3.1%

International - All[2]	$111.14	6.4%	70.7%	3.5%	pts.	$157.16	1.2%

Worldwide[3]	$134.95	3.2%	75.2%	1.6%	pts.	$179.37	1.1%

Comparable Systemwide International Properties
	Three Months Ended June 30, 2017 and June 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$88.21	8.4%	70.8%	6.8%	pts.	$124.64	-2.0%
Rest of Asia Pacific	$110.71	5.0%	72.0%	2.2%	pts.	$153.65	1.8%
Asia Pacific	$97.61	6.8%	71.3%	4.9%	pts.	$136.89	-0.5%

Caribbean & Latin America	$116.22	3.5%	64.5%	1.3%	pts.	$180.05	1.5%
Europe	$128.01	7.0%	75.2%	2.4%	pts.	$170.14	3.6%
Middle East & Africa	$94.05	2.4%	62.0%	1.3%	pts.	$151.59	0.2%
Other International[1]	$116.53	5.1%	69.2%	1.8%	pts.	$168.31	2.4%

International - All[2]	$108.53	5.8%	70.1%	3.1%	pts.	$154.79	1.1%

Worldwide [3]	$120.69	2.2%	75.7%	0.7%	pts.	$159.33	1.2%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes Asia Pacific and Other International.

[3]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Six Months Ended June 30, 2017 and June 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$85.43	6.6%	68.5%	6.6%	pts.	$124.77	-3.7%
Rest of Asia Pacific	$113.99	6.0%	74.1%	3.4%	pts.	$153.92	1.1%
Asia Pacific	$95.37	6.4%	70.4%	5.5%	pts.	$135.44	-2.0%

Caribbean & Latin America	$146.84	3.4%	67.5%	2.4%	pts.	$217.42	-0.2%
Europe	$123.83	6.5%	71.0%	1.8%	pts.	$174.41	3.7%
Middle East & Africa	$108.76	0.6%	65.4%	1.5%	pts.	$166.34	-1.7%
Other International[1]	$122.99	3.9%	68.4%	1.8%	pts.	$179.75	1.2%

International - All[2]	$109.34	5.0%	69.4%	3.7%	pts.	$157.53	-0.5%

Worldwide[3]	$130.41	3.5%	73.0%	2.1%	pts.	$178.76	0.6%

Comparable Systemwide International Properties
	Six Months Ended June 30, 2017 and June 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$85.68	6.9%	68.0%	6.7%	pts.	$125.94	-3.7%
Rest of Asia Pacific	$113.62	4.6%	73.8%	2.6%	pts.	$153.99	0.9%
Asia Pacific	$97.36	5.8%	70.4%	5.0%	pts.	$138.23	-1.7%

Caribbean & Latin America	$122.86	0.7%	64.5%	0.8%	pts.	$190.59	-0.5%
Europe	$108.60	7.1%	68.4%	2.7%	pts.	$158.78	2.8%
Middle East & Africa	$104.42	0.8%	65.1%	1.6%	pts.	$160.28	-1.6%
Other International[1]	$111.15	3.7%	66.6%	2.0%	pts.	$166.93	0.7%

International - All[2]	$105.31	4.5%	68.2%	3.3%	pts.	$154.38	-0.4%

Worldwide[3]	$114.78	2.7%	72.5%	1.2%	pts.	$158.26	0.9%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	International Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes Asia Pacific and Other International.

[3]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties

	Three Months Ended June 30, 2017 and June 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$189.81	4.4%	79.6%	2.7%	pts.	$238.40	0.9%
The Ritz-Carlton	$267.75	4.0%	74.9%	0.6%	pts.	$357.45	3.2%
W Hotels	$261.04	0.1%	85.5%	0.3%	pts.	$305.49	-0.2%
Composite North American Luxury[1]	$251.16	2.4%	79.0%	1.1%	pts.	$317.93	1.0%
Marriott Hotels	$157.57	0.5%	80.7%	0.2%	pts.	$195.23	0.2%
Sheraton	$158.53	1.8%	79.4%	-1.1%	pts.	$199.65	3.2%
Westin	$186.43	1.5%	80.5%	-0.9%	pts.	$231.53	2.7%
Composite North American Upper Upscale[2]	$160.28	0.8%	79.8%	-0.5%	pts.	$200.76	1.4%
North American Full-Service[3]	$176.76	1.2%	79.7%	-0.2%	pts.	$221.83	1.5%
Courtyard	$111.78	-0.6%	77.5%	-0.9%	pts.	$144.17	0.6%
Residence Inn	$130.52	3.1%	82.8%	0.5%	pts.	$157.67	2.5%
Composite North American Limited-Service[4]	$116.05	0.9%	79.4%	-0.4%	pts.	$146.24	1.4%
North American - All[5]	$157.84	1.1%	79.6%	-0.3%	pts.	$198.34	1.5%

Comparable Systemwide North American Properties

	Three Months Ended June 30, 2017 and June 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$186.05	2.8%	79.6%	1.4%	pts.	$233.81	0.9%
The Ritz-Carlton	$267.75	4.0%	74.9%	0.6%	pts.	$357.45	3.2%
W Hotels	$261.04	0.1%	85.5%	0.3%	pts.	$305.49	-0.2%
Composite North American Luxury[1]	$238.62	2.3%	78.8%	0.8%	pts.	$302.92	1.2%
Marriott Hotels	$135.66	0.3%	77.0%	-0.3%	pts.	$176.09	0.8%
Sheraton	$124.11	0.4%	77.1%	-0.8%	pts.	$160.95	1.5%
Westin	$167.56	1.2%	79.8%	-0.8%	pts.	$209.87	2.2%
Composite North American Upper Upscale[2]	$140.41	0.7%	77.5%	-0.5%	pts.	$181.19	1.4%
North American Full-Service[3]	$151.06	1.0%	77.6%	-0.4%	pts.	$194.58	1.5%
Courtyard	$110.27	-0.1%	77.4%	-0.4%	pts.	$142.42	0.4%
Residence Inn	$122.31	1.2%	82.3%	-0.6%	pts.	$148.64	2.0%
Fairfield Inn	$87.41	2.7%	75.7%	1.2%	pts.	$115.49	1.1%
Composite North American Limited-Service[4]	$105.28	0.9%	78.4%	-0.2%	pts.	$134.23	1.1%
North American - All[5]	$125.71	0.9%	78.1%	-0.3%	pts.	$161.01	1.3%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

1.	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

2.	Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Delta Hotels & Resorts, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

3.	Includes Composite North American Luxury and Composite North American Upper Upscale.

4.	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, and TownePlace Suites. Systemwide also includes Aloft Hotels and Element Hotels.

5.	Includes North American Full-Service and North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties

	Six Months Ended June 30, 2017 and June 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$190.36	4.9%	78.7%	2.0%	pts.	$241.91	2.1%
The Ritz-Carlton	$282.43	3.5%	75.1%	1.5%	pts.	$376.01	1.4%
W Hotels	$241.53	0.1%	81.4%	0.3%	pts.	$296.58	-0.2%
Composite North American Luxury[1]	$255.46	2.9%	78.2%	1.4%	pts.	$326.84	1.0%
Marriott Hotels	$148.54	2.4%	76.9%	1.0%	pts.	$193.18	1.0%
Sheraton	$146.69	3.5%	76.9%	0.2%	pts.	$190.64	3.1%
Westin	$173.10	2.6%	77.0%	-0.1%	pts.	$224.72	2.8%
Composite North American Upper Upscale[2]	$150.56	2.8%	76.5%	0.6%	pts.	$196.79	2.0%
North American Full-Service[3]	$169.59	2.8%	76.8%	0.7%	pts.	$220.79	1.9%
Courtyard	$104.40	0.1%	73.3%	-0.5%	pts.	$142.38	0.8%
Residence Inn	$123.47	4.1%	79.6%	1.1%	pts.	$155.18	2.6%
Composite North American Limited-Service[4]	$108.84	1.5%	75.4%	0.0%	pts.	$144.43	1.5%
North American - All[5]	$150.66	2.6%	76.4%	0.5%	pts.	$197.31	1.9%

Comparable Systemwide North American Properties

	Six Months Ended June 30, 2017 and June 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$188.20	3.9%	78.7%	1.5%	pts.	$239.22	1.9%
The Ritz-Carlton	$282.43	3.5%	75.1%	1.5%	pts.	$376.01	1.4%
W Hotels	$241.53	0.1%	81.4%	0.3%	pts.	$296.58	-0.2%
Composite North American Luxury[1]	$241.71	2.9%	77.7%	1.3%	pts.	$311.05	1.2%
Marriott Hotels	$128.77	1.5%	73.5%	0.4%	pts.	$175.27	0.9%
Sheraton	$113.95	1.9%	73.0%	0.2%	pts.	$156.19	1.6%
Westin	$160.63	2.8%	77.0%	0.1%	pts.	$208.7	2.7%
Composite North American Upper Upscale[2]	$132.99	2.3%	74.1%	0.5%	pts.	$179.45	1.7%
North American Full-Service[3]	$144.78	2.4%	74.5%	0.6%	pts.	$194.34	1.6%
Courtyard	$102.53	0.6%	73.2%	0.0%	pts.	$140.09	0.5%
Residence Inn	$114.53	1.9%	78.7%	0.0%	pts.	$145.59	2.0%
Fairfield Inn	$79.26	3.0%	70.6%	1.3%	pts.	$112.34	1.1%
Composite North American Limited-Service[4]	$97.67	1.5%	74.2%	0.3%	pts.	$131.71	1.1%
North American - All[5]	$118.69	2.0%	74.3%	0.4%	pts.	$159.73	1.4%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Delta Hotels & Resorts, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, and TownePlace Suites. Systemwide also includes Aloft Hotels and Element Hotels.

5	Includes North American Full-Service and North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA/ COMBINED ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2017
	First Quarter	Second Quarter	Total
Net income, as reported	$365	$414	$779
Interest expense	70	73	143
Tax provision	120	178	298
Depreciation and amortization	65	85	150
Depreciation classified in reimbursed costs	32	33	65
Interest expense from unconsolidated joint ventures	1	3	4
Depreciation and amortization from unconsolidated joint ventures	11	10	21
EBITDA **	664	796	1,460

Gain on asset dispositions and impairments, net	—	(24)	(24)
Merger-related costs and charges	51	21	72
Share-based compensation (including share-based compensation reimbursed by third-party owners)	35	41	76
Adjusted EBITDA **	$750	$834	$1,584

Increase over 2016 Adjusted EBITDA **	64%	69%	66%

Increase over 2016 Combined Adjusted EBITDA **	10%	8%	9%

	Fiscal Year 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$219	$247	$70	$244	$780
Interest expense	47	57	55	75	234
Tax provision	107	97	61	139	404
Depreciation and amortization	31	30	36	71	168
Depreciation classified in reimbursed costs	14	14	15	33	76
Interest expense from unconsolidated joint ventures	1	1	1	4	7
Depreciation and amortization from unconsolidated joint ventures	3	3	4	10	20
EBITDA **	422	449	242	576	1,689

Merger-related costs and charges	8	14	228	136	386
Share-based compensation (including share-based compensation reimbursed by third-party owners)	28	31	36	44	139
Adjusted EBITDA **	$458	$494	$506	$756	$2,214

Starwood pre-acquisition and other adjustments	225	279	269	—	773
Combined Adjusted EBITDA **	$683	$773	$775	$756	$2,987

**	Denotes non-GAAP financial measures. Please see pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
THIRD QUARTER 2017
($ in millions)

	Range
	Estimated Third Quarter 2017		Combined Third Quarter 2016 [2] **
Net income [1]	$362	$375
Interest expense	70	70
Tax provision	178	185
Depreciation and amortization	70	70
Depreciation classified in Reimbursed costs	35	35
Interest expense from unconsolidated joint ventures	5	5
Depreciation and amortization from unconsolidated joint ventures	10	10
EBITDA **	730	750

Share-based compensation (including share-based compensation reimbursed by third-party owners)	40	40
Adjusted EBITDA **	$770	$790	$775

(Decrease) /Increase over Q3 2016 Combined Adjusted EBITDA**	-1%	2%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Estimated 2017 net income excludes merger-related costs and charges, which the company cannot accurately forecast, but expects will be significant on a full-year basis.

[2]	For further information, see the Form 8-K relating to our unaudited combined financial information that we filed with the U.S Securities and Exchange Commission on February 15, 2017.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2017
($ in millions)

	Range
	Estimated Fiscal Year 2017		Combined Fiscal Year 2016 [2] **
Net income [1]	$1,547	$1,593
Interest expense	290	290
Tax provision	678	702
Depreciation and amortization	290	290
Depreciation classified in Reimbursed costs	140	140
Interest expense from unconsolidated joint ventures	15	15
Depreciation and amortization from unconsolidated joint ventures	40	40
EBITDA **	3,000	3,070

Gain on asset dispositions and impairments, net	(24)	(24)
Share-based compensation (including share-based compensation reimbursed by third-party owners)	155	155
Adjusted EBITDA **	$3,131	$3,201	$2,987

Increase over 2016 Combined Adjusted EBITDA **	5%	7%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Estimated 2017 net income excludes merger-related costs and charges, which the company cannot accurately forecast, but expects will be significant on a full-year basis.

[2]	For further information, see the Form 8-K relating to our unaudited combined financial information that we filed with the U.S Securities and Exchange Commission on February 15, 2017.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Measures That Exclude Merger-Related Adjustments. Management evaluates certain non-GAAP measures that exclude transaction and transition costs and purchase accounting adjustments associated with the Starwood merger because those non-GAAP measures allow for period-over period comparisons of our ongoing operations before the impact of these items. These non-GAAP measures, which are reconciled to the comparable GAAP measures on pages A-3 and A-4, include adjusted net income, adjusted depreciation, amortization, and other expenses, adjusted owned, leased, and other-direct expenses, adjusted provision for income taxes, and adjusted EPS. Non-GAAP adjusted net income and its components and adjusted EPS are not, and should not be viewed as, substitutes for net income and EPS as reported under GAAP.

Combined Financial Information. The 2016 unaudited combined financial information presented on pages A-3 and A-4 gives effect to Marriott's acquisition of Starwood, and Starwood's sale of its timeshare business, as if these two transactions (the "Transactions") had occurred on January 1, 2015, and is presented to facilitate comparisons with our results following the acquisition of Starwood. The unaudited combined financial information also uses the estimated fair value of assets and liabilities on September 23, 2016, the closing date of the acquisition, and makes the following assumptions: (1) removes merger-related costs and charges; (2) adjusts income taxes to reflect the Company's combined 2016 effective tax rate of 32.5%; (3) adjusts weighted-average shares outstanding to include shares issued to Starwood shareholders; and (4) adjusts debt to reflect borrowing on the Credit Facility and issuance of Series Q and R Notes on January 1, 2015.

Marriott presents the combined financial information for informational purposes only and the combined financial information is not necessarily indicative of what the combined company’s results of operations would actually have been had the Transactions been completed on the date indicated. In addition, the combined financial information does not purport to project the future operating results of the combined company.

Combined net income includes adjustments that are not prescribed by Article 11 of Regulation S-X. The following table presents a reconciliation of pro forma net income in accordance with Article 11 to combined net income presented on the previous pages.

	2016
(in millions)	First Quarter	Second Quarter	Year-to-Date Total
Pro forma net income under Article 11	$291	$209	$500
Merger-related costs and charges	3	16	19
Income taxes [1]	(4)	17	13
Loss on cumulative translation adjustment	—	91	91
Combined net income	$290	$333	$623

[1]	Combined net income applies an effective income tax rate of 32.5%. For pro forma net income under Article 11, we applied the historical effective tax rates for Marriott and Starwood.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, and Combined Adjusted EBITDA. EBITDA reflects net income, excluding the impact of interest expense, depreciation, amortization, and provision for income taxes. Our non-GAAP measure of Adjusted EBITDA further adjusts EBITDA to exclude the pre-tax transaction and transition costs associated with the Starwood merger, which we recorded in the “Merger-related costs” caption of our Consolidated Statements of Income (our “Income Statements”), gains and losses on dispositions, and share-based compensation expense for all periods presented.

Our 2016 non-GAAP measure of Combined Adjusted EBITDA also includes Starwood pre-acquisition and other adjustments, which assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015. These adjustments reflect Starwood’s EBITDA, adjusted for merger-related costs, net loss on asset dispositions, loss on cumulative translation adjustment, share-based compensation, and an assumed effective income tax rate for the combined company of 32.5% for the periods prior to the merger closing date of September 23, 2016 (“Merger Date”).

We believe that Adjusted EBITDA and Combined Adjusted EBITDA are meaningful indicators of our operating performance because they permit period-over-period comparisons of our ongoing core operations before these items and facilitate our comparison of results before these items with results from other lodging companies. We use such measures to evaluate companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA and Combined Adjusted EBITDA also exclude depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation included under “Reimbursed costs” in our Combined Consolidated Statements of Income, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We also excluded share-based compensation expense in all periods presented in order to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.